OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	Friday, May 16, 2008

Time:	11:00 a.m. Central Daylight Time

Place:	The Ritz-Carlton, New Orleans 921 Canal Street New Orleans, Louisiana 70112

Subject:	Election of directors

Ratification of the appointment of KPMG LLP as our independent auditors for the 2008 fiscal year

Record Date:	March 27, 2008

        Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

        The Board recommends that shareholders vote FOR the election of the directors and the ratification of the appointment of KPMG LLP for the 2008 fiscal year.

        In accordance with new rules approved by the U.S. Securities and Exchange Commission (“SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about April 4, 2008, and provided access to our proxy materials on the Internet, beginning on April 4, 2008, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

        Please sign and return your proxy card, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you plan to attend the 2008 Annual Meeting.

MICHAEL J. O’BRIEN Secretary

New York, New York
April 4, 2008

OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

PROXY STATEMENT

        The Board of Directors of Omnicom Group Inc., a New York corporation (“Omnicom,” “we,” “us” or “our”), is using this Proxy Statement to solicit proxies for our 2008 Annual Meeting of Shareholders on Friday, May 16, 2008 at 11:00 a.m. Central Daylight Time, at The Ritz-Carlton, New Orleans, 921 Canal Street, New Orleans, Louisiana 70112 and at any adjournments or postponements of the Annual Meeting. Pursuant to new rules promulgated by the SEC, we have elected to provide access to our proxy materials, including a proxy card, on the Internet. This Proxy Statement and our 2007 Annual Report to Shareholders are available, beginning April 4, 2008, on our website at http://www.omnicomgroup.com. Additionally, and in accordance with the new SEC rules, you may access our Proxy Statement at http://bnymellon.mobular.net/bnymellon/omc, which does not have “cookies” that identify visitors to the site.

        Holders of our common stock, par value $0.15 per share, as of the close of business on March 27, 2008, will be entitled to vote their shares at the 2008 Annual Meeting. On that date, there were 320,273,106 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

        You can vote your shares:

•	by returning the proxy card;
•	through the Internet at the website shown on the proxy card;
•	by telephone using the toll-free number shown on the proxy card; or
•	in person at the 2008 Annual Meeting.

        Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Thursday, May 15, 2008. For shares held in our employee retirement savings plan and/or our employee stock purchase plan, however, votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Tuesday, May 13, 2008. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the meeting and vote in person, your vote will supersede any earlier voting instructions.

        You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the 2008 Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the 2008 Annual Meeting.

        If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the 2008 Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock on March 27, 2008, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the 2008 Annual Meeting.

        Additional information about the meeting is included below in this Proxy Statement in the section entitled “Information About Voting and the Meeting.”

CORPORATE GOVERNANCE

Board Composition; Stock Ownership Guidelines

        Our Board currently consists of 11 directors: nine independent or outside directors, our Chairman of the Board (Bruce Crawford) and our President and Chief Executive Officer (John Wren). Each director stands for election annually. Biographical information and information about the committees on which our directors serve is included below in the section entitled “Items To Be Voted On: Item 1 – Election of Directors.”

        Our outside directors are Robert Charles Clark, Leonard S. Coleman, Jr., Errol M. Cook, Susan S. Denison, Michael A. Henning, John R. Murphy, John R. Purcell, Linda Johnson Rice and Gary L. Roubos. Our Board has determined that all of our outside directors are “independent” within the meaning of the rules of the New York Stock Exchange, Inc. (“NYSE”), as well as under our Corporate Governance Guidelines. In determining that each of our outside directors is independent, the Board took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to the entity or Omnicom and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director.

        As a matter of policy, the independent non-management directors regularly meet in executive session, without management present. They met six times in 2007. Mr. Purcell, the Chairman of our Governance Committee, presided at these executive sessions.

        The Board encourages stock ownership by directors and senior managers. Directors may elect to receive some or all of their cash director compensation in common stock. Information about stock ownership by our directors and executive officers is included below in the section entitled “Stock Ownership” and information about stock ownership guidelines for our directors is included below in the section entitled “Directors’ Compensation for Fiscal 2007.”

Board Operations

        Our Board met seven times during 2007. The Board generally conducts specific oversight tasks through committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established five standing committees, functioning in the following areas:

•	audit and financial reporting
•	management/compensation
•	corporate governance
•	finance and acquisitions/divestitures
•	qualified legal compliance

        Each of the committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and committee charters are posted on our website at http://www.omnicomgroup.com.

        Audit Committee: The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting oversight responsibilities. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Related Matters: Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

        The members of our Audit Committee are Messrs. Murphy (Committee Chair), Clark, Cook and Henning. The Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of our Audit Committee is an “audit committee financial expert,” is

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“financially literate” and has “accounting or related financial management expertise,” as such qualifications are defined by SEC regulations and the rules of the NYSE respectively. In addition to being a member of Omnicom’s Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board has determined that Mr. Henning’s additional board service does not negatively impact his service to the Omnicom Audit Committee. It is the Board’s opinion that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhance the abilities and competencies of the Omnicom Audit Committee, and that, as a retiree, Mr. Henning has ample time and capacity to serve such other public company audit committees without impairing his ability to serve Omnicom. In the Board’s opinion, such service actually enhances his ability to serve Omnicom.

        The Audit Committee met 12 times last year.

        Compensation Committee: The Compensation Committee’s purpose is (a) to assist the Board in carrying out its oversight responsibilities relating to compensation matters, (b) to prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) to administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Executive Compensation: Compensation Committee Report.”

        None of our Compensation Committee members is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members has ever had any relationship requiring disclosure by Omnicom under Item 404 of the SEC’s Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of Omnicom’s Board of Directors or Compensation Committee.

        The members of our Compensation Committee are Messrs. Roubos (Committee Chair), Coleman and Henning and Mses. Denison and Rice. The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE and a “non-employee director” within the meaning of the regulations of the SEC.

        The Compensation Committee met 10 times last year.

        Governance Committee: The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

•	nominees and underlying criteria for election to the Board and its committees;
•	the functions of the Board committees;
•	standards and procedures for review of the Board’s performance;
•	our corporate governance policies generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, compensation, orientation and education, and performance evaluation;
•	management succession;
•	the Code of Conduct applicable to our directors, officers and employees; and
•	the Governance Committee’s performance of its own responsibilities.

        The members of our Governance Committee are Messrs. Purcell (Committee Chair), Clark, Coleman and Cook, and Mses. Denison and Rice. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

        The Governance Committee met six times last year.

        Nominations for directors at our 2009 Annual Meeting may be made only by the Board or a Board committee, or by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our by-laws to our corporate secretary not later than 60 days prior to the date set for the annual meeting. Our by-laws provide that in order for a nomination to be considered, the notice must include the

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information as to such nominee and submitting shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director and if such solicitation were one to which Rules 14a-3 to 14a-12 under the Securities Exchange Act of 1934, as amended, applied. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the by-law provision noted above by writing to our corporate secretary at our address listed on the cover of this Proxy Statement, or on our website at http://www.omnicomgroup.com. Our by-laws have also been filed with the SEC.

        The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our by-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders this year. Any future director candidate recommendations made by shareholders that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

        Our Board seeks to ensure that it is composed of individuals with substantial experience and judgment from diverse backgrounds. Our Governance Committee considers the following qualifications and skills of director nominees:

•	their independence;
•	their background and experience in relation to other members of the Board; and
•	their readiness to commit the time required to discharge their duties.

        The Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and may perform research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

        Finance Committee: The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings.

        The members of our Finance Committee are Messrs. Crawford (Committee Chair), Murphy, Purcell and Roubos.

        The Finance Committee met eight times last year.

        Qualified Legal Compliance Committee: Our Qualified Legal Compliance Committee (“QLCC”) is comprised of the current members of our Audit Committee. As contemplated by SEC rules on corporate governance, the purpose of the QLCC is to receive, investigate and recommend responses to reports made by attorneys employed or retained by Omnicom or one of its subsidiaries of evidence of any material violation of U.S. federal or state securities law, material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law. The QLCC only meets when necessary and did not meet in 2007.

Director Attendance

        Attendance at Board and committee meetings during 2007 averaged 97% for the directors as a group. Each of our directors attended at least 87% of the meetings of the Board and the committees of the Board on which he or she served during 2007. We encourage our directors to attend our annual meetings, and in 2007, all of our directors attended the Annual Meeting.

Ethical Business Conduct

        We have a Code of Conduct designed to assure that our business is carried out in an honest and ethical way. The Code of Conduct applies to all of our, and our majority-owned subsidiaries, directors, officers and employees and requires that they avoid conflicts of interest, comply with all laws and other legal requirements

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and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Conduct and Code of Ethics for Senior Financial Officers are available on our website at http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

        We also have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website and the websites of our various global networks.

Shareholder Communications with Board Members

        Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the outside directors, the Chairs of our Audit, Compensation, Finance and Governance Committees or any individual director (including the presiding director of the executive sessions of our independent non-management directors) on board-related issues by writing to such director, the Committee Chair or to the outside directors as a group c/o Corporate Secretary at Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022. The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Omnicom’s Executive Compensation Program and Philosophy

        Overall Compensation Objectives

        The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. Each year, the Compensation Committee recommends to the Board of Directors, and the full Board of Directors provides input on and ratifies, the President and Chief Executive Officer’s compensation, including bonus. Also on a yearly basis, the Compensation Committee reviews and approves the compensation of the Chief Financial Officer and the other executive officers of Omnicom.

        The objectives of the Compensation Committee in establishing our executive compensation policies and program are the following:

•	Attract, motivate and retain talented executives who are a critical component of our long-term success; and
•	Ensure that executives’ compensation is aligned with both the short and long-term interests of shareholders.

        The overarching goal of our compensation program is to attract, motivate and retain those uniquely talented and highly qualified executive officers necessary for our continued success. We achieve this goal by compensating each executive competitively and in proportion to both our success and the success of such executive’s individual business unit (referred to as a “network” in this discussion). In addition, as described below, the Compensation Committee may consider the individual performance of an executive officer in determining the amount and composition of his compensation. Individual performance is measured by considering the executive’s contribution to the success of his network, including such factors as financial performance, advancement of strategic initiatives, recruitment and retention of key talent, retention of key clients and business, development of new client and business relationships, the quality of work product and honors and awards earned. Due to the diversity and breadth of our many companies, we do not utilize a standard compensation formula that can be applied to all of our executives.

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        The Compensation Committee believes compensation should be structured to ensure that a significant portion is contingent upon the performance of Omnicom and, in the case of each of Messrs. Brymer, Harrison and Robertson (collectively referred to in this analysis as the “network named executive officers”), by the success of the network with which he is associated. Accordingly, Omnicom provides a base salary to the individuals included in the Summary Compensation Table on page 12, collectively referred to as the “named executive officers”, but the incentive-based component of their compensation has the potential to be significantly larger. Omnicom sets goals designed to link each named executive officer’s compensation both to Omnicom’s performance and, for network named executive officers, network performance. There is no guaranteed minimum performance-based award. The Compensation Committee has the freedom to deviate from paying the amounts associated with the attainment of such goals and may also award equity-based compensation and/or bonuses by taking into account individual performance factors as well as profitability of Omnicom and for network named executive officers, network profitability.

        Determination of Compensation Awards and Competitive Considerations

        The Compensation Committee has the primary authority to determine or approve the compensation awards for Omnicom’s named executive officers, subject to the full Board of Directors’ input, and ratification in the case of the President and Chief Executive Officer’s compensation. Periodically, the Compensation Committee directly retains a third-party compensation consultant. In 2006, the Compensation Committee directed Frederic W. Cook & Co., Inc. to compile information to ensure that Omnicom’s compensation levels and elements were generally consistent with market standards. Frederic W. Cook & Co., Inc. reported directly and exclusively to the Compensation Committee. Frederic W. Cook & Co., Inc. provided no other services besides executive compensation services to Omnicom. In 2006, Omnicom reviewed compensation levels gathered from a peer group to ensure that its compensation levels and elements were generally consistent with market standards. Such data did not have a material impact on the Committee’s determination of the levels and elements of our executives’ compensation in 2007. The peer group the Compensation Committee reviewed in 2006 consisted of companies of comparable size and operational complexity. The group was comprised of Accenture, Affiliated Computer Services, Automatic Data Processing, CGI Group, Clear Channel Communications, Computer Sciences, Electronic Data Systems, First Data, Fiserv, Interpublic Group of Companies, News Corp, Unisys and WPP Group.

        In addition to data relating to the peer group, in 2006 Omnicom reviewed aggregated data compiled from several hundred service-industry companies, as reported in general third-party surveys. The surveys reported statistics on the total compensation, position and responsibilities of executives. While Omnicom reviewed compensation levels and elements derived from this supplemental industry data, the Committee did not see the identity of any of the surveyed companies and such aggregated data did not have a material impact in 2007 on the Committee’s determination of the levels and elements of our executives’ compensation. Omnicom intends to continue using general compensation surveys to analyze its executive compensation policies and practices and to help confirm that they are not inconsistent with market standards. The Committee does not believe that any named executive officer’s compensation package should fall within a particular range relative to our peer group or the surveyed service-industry companies.

        To further aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each named executive officer. The Chief Executive Officer reviews the aspects of performance described in this Compensation Discussion and Analysis and presents his conclusions and recommendations, including with respect to salary adjustments and bonus amounts, to the Compensation Committee, which also annually reviews the performance of the named executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately exercises its own discretion. With respect to 2007 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations.

        Executive Compensation Practices

        Omnicom’s practices with respect to the three key compensation components of base salary, annual performance-based awards and long-term stock-based compensation, as well as other elements of compensation, are described below and are followed by a discussion of the specific factors considered in determining various components of fiscal year 2007 compensation for the named executive officers.

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        Base Salary

        Purpose and Considerations. The objective of base salary is to reward individual performance by providing a portion of compensation to the named executive officer that is not “at risk” like incentive bonuses or restricted stock. The Compensation Committee endeavors to offer base salaries that are competitive with similarly positioned executives at companies of comparable size and profitability and that reflect the executive officer’s level of responsibility and value to Omnicom. The base salaries for the named executive officers are determined by the Compensation Committee and, in the case of the President and Chief Executive Officer, ratified by the full Board of Directors.

        Adjustments in base salary for named executive officers are discretionary and are generally considered no more frequently than every 24 months. Omnicom determines base salary increases based upon market conditions and, when appropriate, the performance of the named executive officers as assessed by the Compensation Committee and the Chief Executive Officer. No formulaic base salary increases are provided to the named executive officers.

        Fiscal Year 2007 Decisions. Based on our Chief Executive Officer and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability and overall market conditions, the Compensation Committee decided not to increase the base salaries of the named executive officers in 2007, other than for Mr. Brymer who was promoted to Chief Executive Officer of DDB Worldwide and became an executive officer during 2006.

        Annual Performance-Based Compensation Awards

        Purpose. A key component of our compensation program is an annual performance-based bonus awarded pursuant to Omnicom’s Senior Management Incentive Plan (the “Incentive Bonus Plan”). Under the Incentive Bonus Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion (subject to Board input and ratification in the case of the President and Chief Executive Officer), receive annual bonuses linked to specific performance criteria and targets. It is Omnicom’s philosophy that its named executive officers should be rewarded for the achievement of performance targets designed to measure Omnicom’s performance and, with respect to network named executive officers, network performance as well.

        Considerations. The material elements for awarding bonuses under the Incentive Bonus Plan are described below:

(1)	Participants. Prior to the beginning of the fiscal year, the Compensation Committee designates the officers who will participate in the Incentive Bonus Plan for that fiscal year.

(2)	Omnicom performance goals. Early in the fiscal year, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, establishes performance criteria and bonus award targets. The primary targets with respect to Omnicom performance for 2007 were based upon the percentage increase in Adjusted EPS (calculated as Omnicom’s earnings per share, fully diluted before special charges, extraordinary items and the effect of any changes in accounting principles) over the prior fiscal year. As described below, the only material factor in the bonus awarded to each of Omnicom’s President and Chief Executive Officer, and Chief Financial Officer for 2007 was based upon the attainment of Adjusted EPS targets. Substantially all of the bonus awarded to each of Messrs. Brymer, Harrison and Robertson was based upon the attainment of network performance goals, described below, and a small portion of the bonus was based on Adjusted EPS targets. For Messrs. Wren and Weisenburger to have received the minimum performance based bonus with respect to performance in 2007 (assuming the Compensation Committee did not exercise negative discretion to make a downward adjustment), the Adjusted EPS for 2007 must have been between 95 – 100% of the Adjusted EPS for 2006. For network named executive officers to have received the minimum portion of their bonus allocable to Omnicom performance goals, the Adjusted EPS for 2007 must have been in excess of 100.1% of the Adjusted EPS for 2006 (again assuming no downward adjustment by the Compensation Committee).

(3)	Network performance goals. Early in the fiscal year, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, also designates network performance criteria and targets for the determination of the bonuses payable to network named

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executive officers. The use of network performance goals allows the Compensation Committee to consider the network’s performance in addition to Omnicom’s overall performance in determining the bonuses paid to network named executive officers. Substantially all of the bonus awarded to each of Messrs. Brymer, Harrison and Robertson was based upon the attainment of network performance goals. The only metric material to the portion of the 2007 awards allocable to network performance was net profit growth. Based upon past net profit growth goals and whether they were attained, the Compensation Committee set net profit growth goals for 2007 that were, in its view, difficult to achieve.

(4)	Compensation targets. The Compensation Committee establishes a range of bonus amounts for each of the named executive officers, which are shown below in the “Grant of Plan-Based Awards in 2007” table. The compensation targets established by the Compensation Committee for Omnicom’s named executive officers are not uniform and reflect differences in the immediate challenges facing each respective network.

(5)	Measuring performance. Upon the completion of the fiscal year, the Compensation Committee assesses the performance of Omnicom and the networks for each of the established performance objectives, comparing the actual performance results with the performance targets and related compensation targets.

        Discretion. Although each named executive officer is eligible to receive targeted awards pursuant to the Incentive Bonus Plan if the performance criteria are met, the granting of a bonus to any named executive officer is entirely at the discretion of the Compensation Committee.

(1)	Negative discretion. The Compensation Committee may choose not to award a named executive officer his earned bonus or to reduce the amount of an award despite the achievement of established targets, in each case in light of all factors deemed relevant by the Compensation Committee.

(2)	Accounting changes/extraordinary events. To the extent achieving the performance criteria described above may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

        Fiscal Year 2007 Decisions. Following the end of the 2007 fiscal year, the Compensation Committee determined to award each named executive officer the maximum award under the Incentive Bonus Plan based on the performance goals and qualitative considerations discussed above. The Compensation Committee awarded the specific cash bonus amounts set forth in the Summary Compensation Table on page 12. The cash bonus amounts can be compared to target and maximum bonus potential in the Grants of Plan-Based Awards Table on page 13. For Messrs. Brymer, Harrison and Robertson, the difference between the amounts paid in cash as set forth in the Summary Compensation Table on page 12 and the maximum bonus amounts reflected in the Grants of Plan-Based Awards Table on page 13 are expected to be paid later in the fiscal year in equity awards.

        The sole material factor considered by the Compensation Committee when determining the performance bonus paid to each of Mr. Wren and Mr. Weisenburger was that the Adjusted EPS for 2007 was in excess of 112.6% of the Adjusted EPS for 2006. The material factor considered by the Compensation Committee when determining the performance bonus paid to each of Messrs. Brymer, Harrison, and Robertson was based primarily on network net profit growth but also in part on Adjusted EPS. Negative discretion was not used to reduce bonuses below those awarded for achieving Adjusted EPS and network net profit growth targets. No other performance factors were material to decisions made by the Compensation Committee for the named executive officers’ cash bonuses for 2007 performance.

        Long-Term Incentive Compensation

        Purpose. We believe that an equity ownership stake in Omnicom is important to link a named executive officer’s compensation to the performance of Omnicom’s stock and shareholder gains. Grants of restricted stock and stock options that vest over a multi-year period serve to directly align the interests of the shareholders with those of the named executive officers by awarding the creation and preservation of long-term shareholder value. In addition, equity awards are a key component in helping Omnicom retain its executive talent.

        Mix of restricted stock and stock options. Omnicom’s long-term incentive compensation program has historically included a mix of restricted stock and stock option awards. Since 2003, however, the Compensation Committee has not awarded stock options to Omnicom named executive officers and has awarded stock options

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to a very small group of executives pursuant to obligations under employment agreements. Omnicom has limited its stock option awards based on the determination by the Compensation Committee that the senior management team held options sufficient to align management’s interest in increasing Omnicom’s stock price with that of Omnicom’s shareholders. The Committee may in the future award stock options or otherwise may adjust the mix of stock options and restricted stock to be awarded as it determines what will best motivate the named executive officers to manage Omnicom in a manner that advances the interests of our shareholders.

        Restricted Stock and Restricted Stock Units. The Compensation Committee awards restricted stock, or restricted stock units (RSUs) with similar attributes, annually to a relatively broad group of key executives based upon the executive’s level of responsibility and the Committee’s judgment of the executive’s current and expected future contributions to Omnicom’s performance. In general, the Compensation Committee assesses an executive’s performance by evaluating his or her contribution to Omnicom and the network applicable to such executive. Restricted stock or RSU awards typically vest over a period of five years, with 20% vesting each year. The award is subject to forfeiture if a participant’s employment is terminated for certain reasons before the shares become vested. Upon award of restricted stock, the executive pays Omnicom the par value amount. During the award cycle and prior to vesting, participants receive dividends or dividend equivalents and, solely with respect to restricted stock, have the right to vote all of the awarded shares.

        Compensation Forfeiture/Clawback Policy. Omnicom has established a forfeiture policy relating to equity awards. Under these forfeiture provisions, employees that violate non-competition or non-solicitation agreements, confidentiality and certain other restrictive covenants, will forfeit any outstanding awards as of the date such violation is discovered, whether vested or unvested, and will have to return any gains realized from the sale or transfer of Omnicom common stock acquired through the award.

        Fiscal Year 2007 Decisions. Omnicom has not yet awarded long-term incentive compensation for performance in fiscal year 2007. As described above, each of Messrs. Brymer, Harrison and Robertson are expected to receive a portion of his performance-based award in the form of equity.

        Equity Compensation Policies. Omnicom recently adopted a policy regarding grants of equity awards. This policy provides, among other things, that grants of equity awards to non-employee members of the Board of Directors shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exception, the grant date of any equity award will be the date of the Board or Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the fair market value of Omnicom’s common stock on such date. No equity awards are expected to be granted during black-out trading periods, and no changes will be made to approved awards without appropriate approval.

        Deferred Compensation

        Deferred Restricted Stock Plan. Omnicom’s executive officers are eligible to defer some or all of the shares of restricted stock to which they are entitled. The shares may be deferred until either a date selected by the executive officer or until termination of employment. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares in the absence of a deferral election. Omnicom’s Deferred Restricted Stock Plan is designed to comply with Internal Revenue Code Section 409A and the rules and regulations promulgated thereunder. As reflected in the Nonqualified Deferred Compensation table on page 15 below, Messrs. Harrison and Weisenburger deferred restricted stock under this plan in 2007.

        Deferred Compensation Plan. Omnicom’s executive officers may also defer some or all of any cash component of their annual incentive bonus. The amounts may be deferred until either a date selected by the executive officer or until termination of employment. At the participant’s option, payments may be made in 10 annual installments after termination of employment or in a lump sum on the date selected by the executive officer. Payment is accelerated in the event the participant dies or in the event of a change in control of Omnicom. In addition, at the discretion of the Compensation Committee, payment may be accelerated if a participant encounters a financial emergency as is required to meet the immediate financial need.

        Amounts deferred in any year earn interest at an annual rate equal to the yield on 1-year Treasury bills plus two percentage points, but such annual rate may not be less than the rate which is two percentage points below the Prime Rate as reported in the Wall Street Journal. Interest is calculated on a pro rata basis and is adjusted in respect of amounts, if any, paid out during the year. Omnicom’s Deferral Compensation Plan is designed to comply with Internal Revenue Code Section 409A and the rules and regulations promulgated thereunder. None of the named executive officers have deferred compensation under this plan.

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        Retention Agreements

        Omnicom has entered into Award Agreements with Messrs. Wren, Weisenburger, Brymer and Robertson pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “Retention Plan”) and an executive salary continuation agreement with Mr. Harrison. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

        The amounts payable under the Retention Plan were determined by the Compensation Committee based on the value of the security provided to Omnicom through the restrictive covenants contained in the Retention Plan and the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the assurances of its independent compensation consultant that the program is representative of market practice, both in terms of design and cost. Amounts payable to Mr. Harrison under the executive salary continuation agreement are based on past Company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. These benefits are essential to help Omnicom fulfill its objectives of attracting and retaining key executive talent.

        Benefits and Perquisites

        Benefits and perquisites are determined by Omnicom with respect to Messrs. Wren and Weisenburger and by the individual network that employs each network named executive officer. The Compensation Committee believes that Omnicom and each network is in a better position to determine the mix of benefits and perquisites that should be offered to its executives since they should reflect the business needs and realities confronting Omnicom and each network.

        Retirement Savings Plan. Each of Omnicom, BBDO Worldwide and DDB Worldwide are participating employers in the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. All employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a company matching and/or profit sharing contribution based on the Plan’s provisions and the discretion of Omnicom and each participating employer.

        Omnicom and BBDO Worldwide make discretionary profit-sharing contributions after the end of the Plan year. The amount contributed is a percentage of eligible compensation, up to the limitations imposed by the Internal Revenue Code. BBDO Worldwide and DDB Worldwide make discretionary 401(k) matching contributions after the end of the Plan year.

        Insurance. Omnicom, BBDO Worldwide and DDB Worldwide pay employer premiums for life insurance for the named executive  officer(s) employed by such network. Omnicom also pays for disability insurance for Mr. Harrison.

        Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, in the interest of security, Omnicom makes available to Messrs. Wren and Weisenburger personal use of corporate aircraft hours. Omnicom is reimbursed by Messrs. Wren and Weisenburger for this use based on the Standard Industry Fare Level (SIFL) tables prescribed under IRS regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table on page 12.

        Total Compensation

        In determining the optimal compensation packages for each named executive officer, the Compensation Committee considers both the total compensation amount that may be awarded to such named executive officer and the contribution that each component makes to the total compensation mix, including base salary, annual incentive bonus and long-term incentive compensation. The Compensation Committee strives to construct total compensation awards for Omnicom’s senior-most talent that are both fair and appropriate when all elements are taken into account.

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        Accounting and Tax Considerations

        IRC Section 162(m)

        Section 162(m) limits the tax deduction for compensation in excess of $1 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Under Omnicom’s Incentive Bonus Plan, payments of bonuses will constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals included in the Incentive Bonus Plan. The Compensation Committee reserves the right to pay Omnicom’s employees, including participants in the Incentive Bonus Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code. Omnicom’s Incentive Award Plan was approved by its shareholders pursuant to the requirements of Section 162(m) and Omnicom intends for awards earned under these plans to qualify for tax deduction.

        The Compensation Committee considers the anticipated tax treatment to Omnicom in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

        Accounting for Stock-Based Compensation

        Omnicom accounts for stock-based compensation including its restricted stock and stock option awards in accordance with the requirements of FASB Statement 123R.

Compensation Committee Report

        The Compensation Committee, which is comprised solely of independent members of the Board of Directors, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in Omnicom’s 2007 Annual Report on form 10-K.

Members of the Compensation Committee Gary L. Roubos, Chairman Leonard S. Coleman, Jr. Susan S. Denison Michael A. Henning Linda Johnson Rice

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Summary Compensation Table

Name and Principal Position of Executive	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John D. Wren	2007	$1,000,000	—	$1,984,167	$7,000,000	$410,652	$10,394,819
President and Chief Executive Officer of Omnicom	2006	$1,000,000	—	$5,952,500	$6,000,000	$288,534	$13,241,034

Randall J. Weisenburger	2007	$ 975,000	$280,884	$1,350,000	$5,300,000	$243,388	$ 8,149,272
Executive Vice President and Chief Financial Officer of Omnicom	2006	$ 975,000	$398,848	$1,866,400	$4,500,000	$250,961	$ 7,991,209

Charles Brymer	2007	$ 850,000	$260,942	$ 36,000	$2,700,000	$ 20,975	$ 3,867,917
President and Chief Executive Officer of DDB Worldwide	2006	$ 802,500	$387,706	$ 43,200	$2,000,000	$ 23,266	$ 3,256,672

Thomas L. Harrison	2007	$ 900,000	$468,841	$ 450,000	$3,000,000	$ 56,273	$ 4,875,114
Chairman and Chief Executive Officer of Diversified Agency Services	2006	$ 900,000	$335,441	$ 540,000	$2,200,000	$110,797	$ 4,086,238

Andrew Robertson	2007	$ 900,000	$196,724	$ 450,000	$2,900,000	$126,578	$ 4,573,302
President and Chief Executive Officer of BBDO Worldwide	2006	$ 900,000	$370,758	$ 540,000	$2,700,000	$120,645	$ 4,631,403

(1)	This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the restricted stock granted to each of the named executive officers in 2007 as well as prior fiscal years, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), assuming no forfeitures. For restricted stock, fair value is calculated using the average of the high and low price of Omnicom stock on the date of grant. For additional information regarding the assumptions underlying this valuation, refer to note 7 of the Omnicom financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in 2007.
(2)	This column represents the dollar amount of expense recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the stock options granted to each of the named executive officers, in 2007 as well as prior fiscal years, in accordance with FAS 123R, but assuming no forfeitures. For stock options, fair value is calculated as of the date of grant using the Black-Scholes option valuation model. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 7 of the Omnicom financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.
(3)	All amounts reported are amounts paid pursuant to Omnicom’s Incentive Bonus Plan for 2007 performance. As described in the “Compensation Discussion and Analysis” on page 5, the amounts reported for Messrs. Brymer, Harrison and Robertson do not include the dollar value of equity awards earned in 2007 that we expect will be made later in 2008.
(4)	All Other Compensation consists of each of the following:
•	Perquisites and other personal benefits where the total value of all perquisites and personal benefits for a named executive officer exceeds $10,000 per year. Perquisites and other personal benefits are valued based on the aggregate incremental cost to Omnicom and its subsidiaries.
•	The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($340,031), an auto lease and car allowance ($49,998), and a medical allowance ($4,000); for Mr. Weisenburger, personal use of aircraft hours ($170,861), an auto lease and car allowance ($55,056), and a health club membership ($2,093); for Mr. Brymer, an auto lease ($19,077); for Mr. Harrison, employer premium payments for disability insurance ($32,166); for Mr. Robertson, travel expenses ($60,278), an auto lease ($24,535), club dues and legal services.
We procure aircraft usage from an unrelated third-party vendor. The dollar amount reported for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees.

12

•	Employer contributions to one or more retirement savings plans in the amount of $13,500 for Mr. Wren, $13,500 for Mr. Weisenburger, $13,500 for Mr. Harrison and $22,500 for Mr. Robertson.
•	Employer premium payments for life insurance in the amount of $3,123 for Mr. Wren, $1,878 for Mr. Weisenburger, $1,898 for Mr. Brymer, $10,607 for Mr. Harrison and $14,521 for Mr. Robertson.

Grants of Plan-Based Awards in 2007

        The below table provides information about equity and non-equity awards granted to the named executive officers in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock
Name of Executive	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	or Units (#)(3)	and Option Awards($)(4)
John Wren		$0	$3,500,000	$7,000,000	—	—
Randall Weisenburger		$0	$2,650,000	$5,300,000	—	—
Charles Brymer		$0	$1,500,000	$3,000,000	—	—
Thomas Harrison		$0	$1,600,000	$3,200,000	—	—
	3/27/07	—	—	—	25,000	$1,280,875
Andrew Robertson		$0	$1,600,000	$3,200,000	—	—

(1)	These columns show the potential value of the payout for each named executive under the Incentive Bonus Plan for the threshold, target and maximum goals in connection with the 2007 performance measures. The potential payouts were performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the section entitled “Compensation Discussion and Analysis” on page 5. Awards paid for performance in 2007 are reflected in the Summary Compensation Table.
(2)	This column shows the midpoint of the threshold and maximum award amounts.
(3)	This column shows the number of shares of restricted stock granted in 2007 for performance in 2006 to the named executive officers under our Equity Incentive Plan. The number of shares reported is adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend distributed on June 25, 2007. The actual number of shares of restricted stock awarded on March 27, 2007 was 12,500. Twenty percent of the restricted shares will vest on each of the first five anniversaries of the grant date. During the restricted period, each share of restricted stock entitles the individual to receive quarterly payments from Omnicom equal to the quarterly dividends on one share of common stock.
(4)	This column shows the grant date fair value of restricted stock under FAS 123R, assuming no forfeitures, granted to Mr. Harrison. See footnote 2 of the Summary Compensation Table for a discussion of fair value calculation related to restricted stock. For information on the valuation assumptions, refer to note 7 of the Omnicom financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. The reported dollar value excludes par value of $0.15 per share paid to Omnicom by Mr. Harrison.

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Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2007. For additional information about the options awards and stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis” on page 5.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Name of Executive						Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John Wren	400,000			$21.3438	3/05/2008
	500,000			$32.7500	2/25/2009
	2,500,000			$45.6094	12/06/2009
	4,000,000	—	—	$39.7500	4/04/2011	—	—

Randall Weisenburger	150,000			$19.8750	10/9/2008
	150,000			$32.7500	2/25/2009
	400,000			$39.1563	3/08/2010
	800,000			$43.5800	2/02/2011
	1,500,000	—	—	$31.1750	10/02/2011	12,000	$ 570,360

Charles Brymer	20,000			$39.1563	3/08/2010
	40,000			$39.7500	4/04/2011
	40,000			$31.1750	10/02/2011
	40,000			$46.7725	4/12/2012	15,600	$ 741,468

Thomas Harrison	140,000			$32.7500	2/25/2009
	250,000			$39.1563	3/08/2010
	400,000			$43.5800	2/02/2011
	500,000			$31.1750	10/02/2011
	150,000	—	—	$46.7725	4/12/2012	43,400	$2,062,802

Andrew Robertson	80,000			$42.1500	8/14/2011
	400,000	—	—	$31.1750	10/02/2011	8,000	$ 380,240

(1)	The vesting dates of shares of restricted stock disclosed in this column are as follows:
•	Mr. Weisenburger: 6,000 shares vest on March 15 of each of 2008 and 2009.
•	Mr. Brymer: 2,200 shares vest on March 15 of each of 2008 and 2009; 1,600 shares vest on May 23 of each of 2008, 2009 and 2010; and 1,600 shares vest on May 4 of each of 2008, 2009, 2010 and 2011.
•	Mr. Harrison: 2,000 shares vest on March 15 of each of 2008 and 2009; 3,600 shares vest on May 4 of each of 2008, 2009, 2010 and 2011; and 5,000 shares vest on March 27 of each of 2008, 2009, 2010, 2011 and 2012.
•	Mr. Robertson: 2,000 shares vest on March 12 of 2008; and 3,000 shares vest on March 15 of each of 2008 and 2009.
(2)	The market value of stock awards was determined by multiplying the number of unvested shares by $47.53, the closing price of Omnicom common stock on December 31, 2007.

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Option Exercises and Stock Vested in Fiscal 2007

        The following table provides information for the named executive officers on (a) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares acquired upon the vesting of stock awards in the form of restricted stock and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Award			Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

John Wren	500,000	(1)	$19,682,245	—	—
Randall Weisenburger	—		—	9,320	$481,476	(3)
Charles Brymer	—		—	8,640	$447,335
Thomas Harrison	60,000		$1,739,988	8,400	$435,356	(3)
Andrew Robertson	—		—	8,000	$414,690

(1)	The number of shares reported has been adjusted to reflect a two-for-one stock split stock effected in the form of a 100% stock dividend distributed on June 25, 2007.
(2)	The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date.
(3)	These amounts were deferred pursuant to Omnicom’s Deferred Restricted Stock Plan, and are also reflected in the Nonqualified Deferred Compensation in Fiscal 2007 table below.

Nonqualified Deferred Compensation in Fiscal 2007

        Certain of Omnicom’s employees are eligible to defer some or all of the shares of their restricted stock that may vest in a given year and some or all of the cash component of the annual incentive bonus awarded. For additional information about the deferral plans pursuant to which these elections may be made, see the description of deferred compensation in the section entitled “Compensation Discussion and Analysis” on page 5.

        None of the named executive officers has deferred any cash component of their annual incentive bonus. The table below provides information on the non-qualified deferred compensation of the named executive officers in 2007, which consisted only of the deferral of shares of restricted stock under Omnicom’s Deferred Restricted Stock Plan. No withdrawals were made in 2007.

Name of Executive	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
John Wren	—	$(881,602)	$8,840,200
Randall Weisenburger	$481,476	$(584,924)	$5,922,238
Charles Brymer	—	—	—
Thomas Harrison	$435,356	$(532,856)	$5,380,396
Andrew Robertson	—	—	—

(1)	Reflects contributions by Messrs. Weisenburger and Harrison in the Omnicom Deferred Restricted Stock Plan. The reported dollar values are calculated by multiplying the number of shares vested in 2007 by the closing price of Omnicom common stock on the vesting date. Disclosure with respect to the vesting of these stock awards can be found in the Option Exercises and Stock Vested in Fiscal 2007 table above.
(2)	Reflects earnings on deferred restricted stock. The earnings on deferred restricted stock awards do not include any company or executive contributions, and are calculated based on the total number of deferred shares in the account as of December 31, 2007 multiplied by the Omnicom closing stock price as of December 31, 2007, less (a) the total number of deferred shares in the account as of December 31, 2006 multiplied by the Omnicom closing stock price as of December 31, 2006 and (b) the total number of shares deferred in 2007 multiplied by the Omnicom closing stock price as of the deferral date. No portion of these earnings was above-market.

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Potential Payments Upon Termination of Employment or Change in Control

        Each named executive officer participates in our Incentive Bonus Plan; Messrs Wren, Weisenburger, Robertson and Brymer participate in our Retention Plan; and Mr. Harrison has entered into an Executive Salary Continuation Agreement with Omnicom. As further described below, participants in our Incentive Bonus Plan are not entitled to payment due to termination of employment or change in control, participants in the Retention Plan are entitled to payments upon termination of employment under certain circumstances and the Executive Salary Continuation Plan Agreement provides for payment upon termination of employment under certain circumstances. Except for these three arrangements, none of the named executive officers have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

        The Senior Executive Restrictive Covenant and Retention Plan

        Omnicom adopted the Retention Plan in 2006, and the Compensation Committee selected Messrs. Wren, Weisenburger, Brymer and Robertson to participate and enter into Award Agreements with Omnicom. The Retention Plan is unique in its structure and objectives. It is a multi-faceted device that provides security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation. The Retention Plan mitigates the need to provide severance benefits to participating executives as the program provides a guaranteed stream of income following termination provided the executive fully complies with his obligations.

        Restrictive Covenants and Consulting Obligation

        In consideration for annual benefits from Omnicom, participants in the Retention Plan are subject to restrictions on competition, solicitation, disparagement, and other willful actions materially harming Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment. In addition, upon 30 days’ written notice from Omnicom, the named executive officers agree to serve as advisors or consultants to Omnicom during the retention payment period, subject to certain limitations.

        Annual Benefits

        The Retention Plan provides annual benefits to participating executives upon their termination of employment for any reason after they render seven years of service to Omnicom or its subsidiaries. Subject to compliance with their restrictive covenants and consulting obligation, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (salary and incentive bonus), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.25 million. Payment of this annual benefit begins on the later of (a) attainment of age 55, or (b) the year following the calendar year in which the termination of employment occurred, with certain exceptions. In the event of death, subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payable for 15 years thereafter. Payment of annual benefits under the Retention Plan is conditioned on the participant surrendering his right (including the right of his beneficiaries or designees) to payments following termination of employment pursuant to any defined benefit pension plan sponsored by Omnicom or its subsidiaries, regardless of whether the plan is tax-qualified, subject to certain exceptions.

        The Executive Salary Continuation Plan Agreement

        Omnicom entered into an Executive Salary Continuation Plan Agreement with Mr. Harrison, pursuant to which Omnicom agrees to make annual payments to him for up to 10 years after termination of full time employment (the “Payment Period”), unless termination is for “cause,” in consideration for his agreement to consult and not to compete during the Payment Period. “Cause” is generally defined for this purpose as willful malfeasance, such as breach of trust, fraud or dishonesty. The Payment Period is determined based on age and years of service with Omnicom or its subsidiaries, with the maximum Payment Period being 10 years. As of December 31, 2007, the Payment Period was 10 years for Mr. Harrison.

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        Annual Payments under the Executive Salary Continuation Plan Agreement

        Following termination and subject to compliance with his consulting obligation and agreement not to compete, the executive is entitled to receive annual payments, beginning in the year described below, for the duration of the Payment Period. Annual payments are equal to the lesser of (a) 50% of the highest annual salary paid to the executive within five years prior to termination and (b) a percentage of the net profits of Omnicom for the calendar year immediately prior to the year in which the executive is entitled to payment (the “Annual Payment”). The Annual Payments begin (a) in the second year following termination in the event of a voluntary termination, termination by Omnicom without cause or termination due to disability and (b) in the first year following termination due to death.

        The executive is entitled to 100% of the Annual Payment in the event of disability or termination by Omnicom without cause. For a voluntary termination, including retirement, the executive is entitled to 100% of the Annual Payment if he has completed 20 years of service, no Annual Payment if he has completed fewer than five years of service and a pro rata reduced Annual Payment if he has completed between five and 20 years of service. For example, an executive who voluntarily terminates after 10 years of service would be entitled to 50% of the Annual Payment. The Compensation Committee, however, may waive this pro rata reduction if doing so is in the interest of Omnicom and is equitable to the executive. In the event of death, beneficiaries of the executive are entitled to 75% of the Annual Payment. The executive is not entitled to any Annual Payment if he is terminated by Omnicom for Cause. The Annual Payments that the named executive officer is entitled to receive will be reduced by the value of payments that the named executive officer is entitled to receive following the termination of his employment pursuant to other agreements or arrangements with Omnicom, subject to certain exceptions.

        Consulting Obligation and Certain Restrictive Covenants

        On 30 days’ notice, the executive agrees to serve as an advisor or consultant to Omnicom during the Payment Period, subject to certain limitations. In addition, the executive will be subject to restrictions on competition and other willful actions harming Omnicom, from the date of termination through the end of the Payment Period.

        The Incentive Bonus Plan

        Omnicom has adopted an Incentive Bonus Plan, and the Compensation Committee has chosen each of the named executive officers to participate in it. The Incentive Bonus Plan provides performance-based bonuses to participants, based upon specific performance criteria and targets, discussed above in the section entitled “Compensation Discussion and Analysis,” on page 5 during each performance period. If a participant in the Incentive Bonus Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has discretion (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom or its subsidiaries, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

        Acceleration of Equity Awards

        Named executive officers hold restricted stock awards pursuant to the Equity Incentive Plan. If the named executive officer terminates employment due to death or disability (a) a pro rata portion of the restricted stock granted in 2004 pursuant to the Equity Incentive Plan vests and (b) any restricted stock granted in 2005, 2006 and 2007 pursuant to the Equity Incentive Plan vests in the event of death, but only a pro rata portion of such stock vests in the event of disability. If the named executive officer retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all restricted stock granted pursuant to the Equity Incentive Plan that has not yet vested is forfeited and Omnicom reimburses the named executive officer for the par value of $0.15 per share paid by that officer at grant. In the event of a change in control, all restricted stock granted pursuant to the Equity Incentive Plan vests. Additionally, Mr. Robertson received a restricted stock award on March 12, 2003 pursuant to the Equity Incentive Plan. This award became fully vested on March 12, 2008, but on December 31, 2007, the unvested portions would have fully vested upon a change in control but would have been forfeited upon any termination of employment prior to March 12, 2008.

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        Potential Payments Upon Termination of Employment or Change of Control Table

        The following table provides the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2007, and (b) the price per share of Company common stock equals $47.53, the closing market price at 2007 fiscal year end.

Name of Executive		Death		Disability		For Cause Termination	Termination without Cause		Retirement		Voluntary Termination		Change in Control
John Wren
•	Retention Plan(1)	$1,250,000		$1,250,000		$1,250,000	$1,250,000		$1,250,000		$1,250,000		N/A
•	Incentive Bonus Plan(2)	$3,500,000		$3,500,000		$ 0	$3,500,000		$3,500,000		$3,500,000		$3,500,000
•	Equity Awards(3)	$ 0		$ 0		$ 0	$ 0		$ 0		$ 0		$ 0

Randall Weisenburger
•	Retention Plan(4)	$1,250,000		$1,250,000		$1,250,000	$1,250,000		$1,250,000		$1,250,000		N/A
•	Incentive Bonus Plan(2)	$2,650,000		$2,650,000		$ 0	$2,650,000		$2,650,000		$2,650,000		$2,650,000
•	Equity Awards(3)	$ 457,904		$ 457,904		$ 900	$ 900		$ 900		$ 900		$ 570,360

Charles Brymer
•	Retention Plan(5)	$ 232,875		$ 232,875		$ 232,875	$ 232,875		$ 232,875		$ 232,875		N/A
•	Incentive Bonus Plan(2)	$1,500,000		$1,500,000		$ 0	$1,500,000		$1,500,000		$1,500,000		$1,500,000
•	Equity Awards(3)	$ 712,237		$ 496,879		$ 1,170	$ 1,170		$ 1,170		$ 1,170		$ 741,468

Thomas Harrison
•	Executive Salary Continuation Agreement	$ 337,500	(6)	$ 450,000	(7)	$ 0	$ 450,000	(7)	$ 337,500	(8)	$ 337,500	(8)	N/A
•	Incentive Bonus Plan(2)	$1,600,000		$1,600,000		$ 0	$1,600,000		$1,600,000		$1,600,000		$1,600,000
•	Equity Awards(3)	$2,025,348		$ 941,664		$ 3,255	$ 3,255		$ 3,255		$ 3,255		$2,062,802

Andrew Robertson
•	Retention Plan(9)	$ 468,000		$ 468,000		$ 468,000	$ 468,000		$ 468,000		$ 468,000		N/A
•	Incentive Bonus Plan(2)	$1,600,000		$1,600,000		$ 0	$1,600,000		$1,600,000		$1,600,000		$1,600,000
•	Equity Awards(3)	$ 245,350		$ 245,350		$ 600	$ 600		$ 600		$ 600		$ 380,240

(1)	Mr. Wren or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2008. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.
(2)	As discussed above, upon a termination of employment for any reason prior to the end of a performance period or prior to the bonus payment date for such performance period, the participant is not entitled to any award. The Compensation Committee, however, has discretion to determine whether awards should be made pursuant to the Incentive Plan and the amounts of such awards. A termination of employment on December 31, 2007 would fall prior to the bonus payment date for the 2007 performance period. The amounts reported in the table assumes the Compensation Committee in its discretion authorized a payment equal to the midpoint of the threshold and maximum award amounts, except in the event of a for cause termination, in which case it is assumed that the Compensation Committee would not grant an award.
(3)	The value of restricted stock was determined by taking the aggregate fair market value of the shares of restricted stock subject to accelerated vesting as of 2007 fiscal year end. The value of the restricted stock has not been reduced to reflect the purchase price paid by the executive for such stock on the date of grant, which would generally equal the par value of the stock multiplied by the shares of restricted stock subject to accelerated vesting as of the 2007 fiscal year end.
(4)	Except in the event of termination due to death or disability, Mr. Weisenburger would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2013 upon Mr. Weisenburger turning fifty-five. In the event of termination due to death or disability, Mr. Weisenburger or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2008. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.
(5)	Except in the event of termination due to death or disability, Mr. Brymer would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2014 upon Mr. Brymer turning fifty-five. In the event of termination due to death or disability, Mr. Brymer or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2008. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(footnotes continued on following page)

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(6)	This reflects 75% of Mr. Harrison’s $450,000 annual payment, payable to his designated beneficiary. Ten annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2008.
(7)	This reflects 50% of the highest annual rate of salary paid to Mr. Harrison in the five years preceding December 31, 2007. Ten annual payments would be made in this amount, with the first payment being made in 2009. All payment obligations are conditioned upon compliance with the consulting obligation and agreement not to compete described above.
(8)	This reflects 75% of Mr. Harrison’s $450,000 annual payment. The pro rata reduction of $112,500 adjusts for the fact that Mr. Harrison would have accrued 15 years of service upon termination, which is 75% of the 20 years of service required to receive the full annual payment. Ten annual payments would be made in this amount, with the first payment being made in 2009. All payment obligations are conditioned upon compliance with the consulting obligation and agreement not to compete described above.
(9)	Except in the event of termination due to death or disability, Mr. Robertson would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2015 upon Mr. Robertson turning fifty-five. In the event of termination due to death or disability, Mr. Robertson or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2008. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

DIRECTORS’ COMPENSATION FOR FISCAL 2007

        Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that is reflective of the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

        Annual Compensation. Non-employee directors are paid an annual retainer of $60,000 and the following meeting fees: (i) $2,000 for attendance at a Board or committee meeting in person, (ii) $1,000 for participation by telephone or video conference at any regularly scheduled meeting and (iii) $2,000 for participation by telephone or video conference at any special meeting. In addition, directors receive reimbursement for customary travel expenses.

        In accordance with our Director Equity Plan approved by shareholders at our 2004 Annual Meeting and our 2007 Incentive Award Plan approved by shareholders at our 2007 Annual Meeting, non-employee directors receive fully-vested common stock each fiscal quarter. For each of the four quarters in 2007, such directors received common stock with a fair value of $25,000 based on the per share price of our common stock on the date prior to grant.

        Our Director Equity Plan and 2007 Incentive Award Plan provide that each director may elect to receive all or a portion of his or her cash director compensation for the following year’s service in common stock. Messrs. Henning and Murphy and Ms. Rice each elected to receive all or a portion of their respective 2007 cash director compensation in common stock.

        Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections generally must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director. Each director other than Messrs. Coleman and Roubos elected to defer common shares payable to them in 2007.

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        Chairman Fees. The Chairs of our Committees receive the following annual fees due to the workload and the additional responsibilities of their positions. The Chair of our Audit Committee receives an additional fee of $20,000 each year. The Chairs of our Finance, Compensation and Governance Committees each receive an additional fee of $10,000 each year, as long as such Chair is not also an executive of Omnicom. In 2007, only the Chairs of the Compensation and Governance Committees received the $10,000 fee.

Name of Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Robert Charles Clark	$ 96,000	$100,000	$196,000
Leonard S. Coleman, Jr	$105,000	$100,000	$205,000
Errol M. Cook	$ 96,000	$100,000	$196,000
Susan S. Denison	$105,000	$100,000	$205,000
Michael A. Henning	$ 36,000	$160,000	$196,000
John R. Murphy	$ 72,000	$160,000	$232,000
John R. Purcell	$111,000	$100,000	$211,000
Linda Johnson Rice	$ 66,000	$130,000	$196,000
Gary L. Roubos	$119,000	$100,000	$219,000

(1)	Bruce Crawford is an executive officer of Omnicom and does not receive director compensation. In fiscal year 2007, Mr. Crawford received a base salary of $400,000 and a payment under his Executive Salary Continuation Plan Agreement in the amount of $985,000.
(2)	This column reports the amount of cash compensation earned in 2007 for Board and committee service.
(3)	The amount reported in the “Stock Awards” column for each director reflects the dollar amount recognized for financial statement reporting purposes for the fair value of common stock granted in 2007, in accordance with FAS 123R. Fair value is calculated using the average of the high and low price of Omnicom’s stock on the day prior to the grant. The amounts reported include shares deferred in 2007 pursuant to the outside director equity plan by Messrs. Clark, Cook, Henning, Murphy and Purcell, and Mses. Denison and Rice. The fair market value for each quarterly stock award was $25,000 for Messrs. Clark, Coleman, Cook, Purcell and Roubos and Ms. Denison. The fair market value for each quarterly stock award was $40,000 for Messrs. Henning and Murphy. The fair market value for each quarterly stock award was $32,500 for Ms. Rice.

        No Other Compensation. Directors received no compensation in 2007 other than that above described. We do not have a retirement plan for directors and they receive no pension benefits.

        Stock Ownership Requirement. The Board adopted stock ownership guidelines for our directors in 2004. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of adoption of the guidelines or within five years of their joining the Board, whichever is later.

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EQUITY COMPENSATION PLANS

        Our principal equity plan for employees is our 2007 Incentive Award Plan (our “Incentive Award Plan”), which was approved by shareholders last year and replaced both (i) all prior employee equity incentive plans and (ii) our Director Equity Plan, which was approved by shareholders at our Annual Meeting in 2004. The Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., provided analysis and input on the Incentive Award Plan. As a result of the adoption of the Incentive Award Plan, no new awards may be made under any of Omnicom’s prior equity plans. Outstanding equity awards under prior plans, however, were not affected by the adoption of our Incentive Award Plan.

        The purposes of the Incentive Award Plan is to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom stockholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom stockholders. The Incentive Award Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units.

        Persons eligible to participate in the Incentive Award Plan include all employees and consultants of Omnicom and its subsidiaries, members of our Board of Directors or, as applicable, members of the board of directors of a subsidiary, as determined by the committee administering the Incentive Award Plan (the “IAP Committee”). The IAP Committee is appointed by our Board, and currently is comprised of the members of our Compensation Committee. With respect to awards to independent directors, Omnicom’s Board administers the Incentive Award Plan.

        All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved
by security holders	21,711,535	$38.26	34,002,967	(1)
Equity compensation plans not approved
by security holders	—	—

Total	21,711,535	$38.26	34,002,967

(1)	The maximum number of shares that may be issued under our Incentive Award Plan is 37,000,000 shares of our common stock, less one share of common stock for every share that was subject to an option or stock appreciation right granted after December 31, 2006 from any of the prior equity plans and three shares of common stock for every one share that was subject to an award other than an option or stock appreciation right granted after December 31, 2006, from the prior equity plans. Any shares of common stock that are subject to options or stock appreciation rights granted from our Incentive Award Plan is counted against this limit as one share of common stock for every one share of common stock granted. Any shares of common stock that are subject to awards other than options or stock appreciation granted from the Incentive Award Plan is counted against this limit as three shares of common stock for every one share of common stock granted. The figure above includes 32,940,504 shares that may be issued under our Incentive Award Plan, which assumes that all securities available for future issuance are subject to options or stock appreciation rights. If all securities available for future issuance were subject to awards other than options or stock appreciation rights, this figure would be 10,980,168. In addition, this figure includes 1,062,463 shares that remained available for purchase as of December 31, 2007 under the employee stock purchase plan, which is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate.

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STOCK OWNERSHIP

        The following table sets forth certain information as of the close of business on March 1, 2008 (except as otherwise noted), with respect to the beneficial ownership(1) of our common stock by:

•	each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;
•	each current director or nominee;
•	each named executive officer; and
•	all directors and executive officers as a group.
Name	Number of Shares Owned(2)	Options Exercisable within 60 days	Total Beneficial Ownership		Percent of Shares Outstanding(3)
UBS Global Asset Mgt. (Americas) Inc. (4)	17,651,321	—	17,651,321		5.5%
John Wren	972,550	7,000,000	7,972,550		2.5%
Charles Brymer	49,672	140,000	189,672		*
Robert Charles Clark	10,111	—	10,111		*
Leonard Coleman, Jr.	17,528	—	17,528		*
Errol Cook (5)	14,911	—	14,911		*
Bruce Crawford	251,640	—	251,640		*
Susan Denison	20,846	—	20,846		*
Thomas Harrison	180,452	1,440,000	1,620,452		*
Michael Henning	17,867	—	17,867		*
John Murphy	23,836	—	23,836		*
John Purcell (6)	97,571	—	97,571		*
Linda Johnson Rice	11,707	—	11,707		*
Andrew Robertson	36,406	480,000	516,406		*
Gary Roubos	23,730	—	23,730		*
Randall Weisenburger (7)	403,511	3,000,000	3,403,511		1.1%
All directors and executive officers as a group (21 persons)	2,446,671	13,353,334	15,800,005	(8)	4.9%

*	less than 1%.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2)	This column lists voting securities and securities the payout of which has been deferred at the election of the holder, including restricted stock held by executive officers. Except to the extent noted below, each director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:
•	shares held pursuant to executive restricted stock program, namely, Mr. Harrison—43,400 shares, Mr. Robertson—8,000 shares, Mr. Brymer—15,600 shares, and Mr. Weisenburger—12,000 shares;
•	shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Clark—7,411 shares, Mr. Cook—7,411 shares, Ms. Denison—10,472 shares, Mr. Henning—13,367, Mr. Murphy—13,210 shares, Mr. Purcell—7,411 shares, and Ms. Rice—8,077 shares; shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren—185,992 shares, Mr. Harrison—113,200 shares and Mr. Weisenburger—124,600 shares;
•	shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Wren—20,764 shares, Mr. Brymer—758 shares, Mr. Harrison—3,824 shares, and Mr. Weisenburger—1,293 shares; and
•	shares purchased under an employee stock purchase plan, namely, Mr. Brymer—1,942 shares, Mr. Harrison—5,628 shares and Mr. Weisenburger—5,618 shares.

(footnotes continued on following page)

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(3)	The number of shares of common stock outstanding on March 1, 2008 was 321,354,674, excluding securities the payout of which has been deferred at the election of the holder. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.
(4)	Stock ownership is as of December 31, 2007, and is based solely on a Schedule 13G/A filed with the SEC on February 11, 2008, by UBS AG for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG. UBS Global Asset Management (Americas) Inc., a member of the UBS Global Asset Management business group of UBS AG, is identified as the subsidiary which acquired the shares being reported. In the filing, UBS AG reported having sole voting power over 15,556,461 shares and shared dispositive power over 17,651,321 shares. UBS AG has certified in its Schedule 13G/A that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.
(5)	Includes 7,000 shares that are held in a joint account shared by Mr. Cook and his wife.
(6)	Includes 4,100 shares that are held by Mr. Purcell’s wife. Mr. Purcell disclaims beneficial ownership of shares held by his wife.
(7)	Includes 80,000 shares that are held in a joint account shared by Mr. Weisenburger and his wife.
(8)	Includes 87,000 shares over which there are shared voting and investment power; and 267,000 shares of restricted stock.

AUDIT RELATED MATTERS

Fees Paid to Independent Auditors

        The following table shows information about fees billed by KPMG LLP and affiliates for professional services (as well as all “out-of-pocket” costs incurred in connection with these services) rendered for the last two fiscal years:

	2007	Approved by Audit Committee	2006	Approved by Audit Committee
Audit Fees (1)	$20,855,131	100%	$19,006,500	100%
Audit-Related Fees (2)	$ 1,668,960	100%	$ 1,075,085	100%
Tax Fees (3)	$ 573,415	100%	$ 617,355	100%
All Other Fees (4)	—		—

Total Fees	$23,097,506		$20,698,940

(1)	Audit Fees consist of fees for professional services for the audit or review of our consolidated financial statements or for audit services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements. Audit Fees in 2006 and 2007 include the audit of management’s assessment of internal controls over financial reporting.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees, including due diligence related to mergers and acquisitions and special procedures to meet certain statutory requirements.
(3)	Tax Fees consist primarily of fees for tax compliance including the review and preparation of statutory tax returns and other tax compliance related services.
(4)	All Other Fees are fees for any products or services not included in the first three categories.

        In deciding to reappoint KPMG LLP to be our auditors for 2008, the Audit Committee considered KPMG LLP’s provision of services in the last two years to assure that it was compatible with maintaining KPMG LLP’s independence. The committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

        The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services and all other permitted services were pre-approved in 2007.

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Audit Committee Report

        The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

        In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2007 financial statements as of December 31, 2007. The Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

        Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2007 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Members of the Audit Committee
John R. Murphy,
Chairman Robert Charles Clark
Errol M. Cook
Michael A. Henning

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ITEMS TO BE VOTED ON

Item 1 – Election of Directors

        The current 11 members of the Board have been nominated to continue to serve as directors for another year. All of the nominees have been recommended for re-election to the Board by our Governance Committee and approved and nominated for re-election by the Board.

        The Board recommends that shareholders vote FOR all nominees.

        The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board prior to the meeting may select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

        In accordance with our by-laws, directors are elected by a plurality of the votes cast. That means the nominees will be elected if they receive more affirmative votes than any other nominees. Our form of proxy permits you to withhold your vote for particular nominees. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum and will not affect whether a given nominee is elected because directors are elected by a plurality of the shares voted at a meeting at which a quorum is present. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

        Set forth below is biographical and other information, as of the date of the mailing of this Proxy Statement, about our nominees for election as director, which was confirmed by them for inclusion in this Proxy Statement.

PHOTO	John D. Wren Age: 55 Director since 1993	Mr. Wren is President and Chief Executive Officer of Omnicom, a position he has held since January 1997. Prior to 1997, he served as President of Omnicom.
PHOTO	Bruce Crawford Age: 79 Director since 1989 Chairman of the Board and Chairman of the Finance Committee

Mr. Crawford is Chairman of the Board of Omnicom, a position he has held since 1995. He is Honorary Chairman of the Board of The Metropolitan Opera and Chairman Emeritus of Lincoln Center. He is also a Director of Venetian Heritage and The Animal Medical Center.

PHOTO	Robert Charles Clark Age: 64 Director since 2002 Member of the Audit and Governance Committees

Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School. He was Dean and Royall Professor of Law at Harvard Law School from July 1989 through June 2003. He has served as a professor of law at Harvard Law School since 1978, and before that, was a tenured professor at Yale Law School. His specialty is corporate law. Mr. Clark is also a director of Time Warner Inc. and a member of the Board of Trustees of Teachers Insurance and Annuity Association (TIAA).

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PHOTO	Leonard S. Coleman, Jr. Age: 59 Director since 1993 Member of the Compensation and Governance Committees

Mr. Coleman was Senior Advisor, Major League Baseball from 1999 until 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball. Mr. Coleman is a director of Avis Budget Group, H.J. Heinz Corporation, Churchill Downs Inc. and Electronic Arts Inc.

PHOTO	Errol M. Cook Age: 68 Director since 2003 Member of the Audit and Governance Committees

Mr. Cook is a private investor and consultant. Previously, he was a managing director and partner of Warburg Pincus from March 1991 until his retirement in February 1999. Before that, Mr. Cook was a Senior Partner of Ernst & Young (August 1961–September 1989) and a Managing Director of Schroders (September 1989–March 1991).

PHOTO	Susan S. Denison Age: 62 Director since 1997 Member of the Compensation and Governance Committees

Ms. Denison is a partner of Cook Associates, an executive search firm, a position she has held since June 2001. Previously, she served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She also served as Executive Vice President, Madison Square Garden and Executive Vice President and General Manager at Showtime Networks. Ms. Denison is also a director of InterCure, Inc.

PHOTO	Michael A. Henning Age: 67 Director since 2003 Member of the Audit and Compensation Committees

Mr. Henning was Deputy Chairman of Ernst & Young from December 1999 to October 2000 and Chief Executive Officer of Ernst & Young International from September 1993 to December 1999. He is also a director of CTS Corporation, Landstar System, Inc. and Highlands Acquisition Corp.

PHOTO	John R. Murphy Age: 74 Director since 1996 Chairman of the Audit Committee and member of the Finance Committee

Mr. Murphy is Vice Chairman of National Geographic Society, a position he has held since March 1998. From May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He is a trustee of Mercer University, a trustee and Chairman of the Board of the PNC Mutual Funds and Chairman of the Board of the PNC Alternative Fund. Mr. Murphy is also a past president of the U.S. Golf Association.

PHOTO	John R. Purcell Age: 76 Director since 1986 Chairman of the Governance Committee and member of the Finance Committee

Mr. Purcell is Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm. He served as Chairman of Donnelley Marketing, Inc., a database direct marketing firm, from 1991 to 1996. He formerly served as Chief Executive Officer of SFN Cos. Inc., as Executive Vice President of CBS, Inc. and as Senior Vice President & Chief Financial Officer of Gannett Co., Inc.

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PHOTO	Linda Johnson Rice Age: 50 Director since 2000 Member of the Compensation and Governance Committees

Ms. Rice is President and Chief Executive Officer of Johnson Publishing Company, Inc., positions she has held since 2002. Ms. Rice is also a director of Kimberly-Clark Corporation and MoneyGram International, Inc.

PHOTO	Gary L. Roubos Age: 71 Director since 1986 Chairman of the Compensation Committee and member of the Finance Committee

Mr. Roubos was Chairman of Dover Corporation, a diversified industrial manufacturing corporation, from May 1989 to May 1999, and Chief Executive Officer of that company from January 1981 to May 1994. He is also a director of Voyager Learning Company.

Item 2 – Ratification of the Appointment of Independent Auditors

        In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2008. We are submitting the selection of our independent auditors for shareholder ratification at the 2008 Annual Meeting. KPMG LLP has been our independent auditor since June 2002.

        Representatives of KPMG LLP are expected to be present at the 2008 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

        The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

        The Board recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

        Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal.

INFORMATION ABOUT VOTING AND THE MEETING

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

        More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2008 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

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        In order to ratify the appointment of KPMG LLP as our independent auditors, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voted is required. In order to obtain approval of the election of any nominee as a director, assuming a quorum exists, a plurality vote is required. Abstentions, broker non-votes and withheld votes will not be considered as votes cast in favor or against any proposal. As a result, abstentions, broker non-votes and, in the case of election of directors, withheld votes, will have no effect on the matters brought to a vote at the meeting.

Voting

        You can vote your shares by proxy card, through the Internet, by telephone or in person. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, in their discretion. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

        Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our employee stock purchase plan, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Tuesday, May13, 2008. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the employee stock purchase plan, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting by Street Name Holders

        If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

        Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the election of directors and the ratification of the appointment of KPMG LLP as our independent auditors.

“Default” Voting

        If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director and FOR the ratification of the appointment of KPMG LLP. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Right to Revoke

        If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2008 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the Annual Meeting and voting in person. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

        Mellon Investor Services will act as inspectors at the 2008 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

        Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2007, with the following exceptions. Last year, Peter Mead and Michael Birkin each filed a late Form 4 to report a transaction that should have been reported earlier on a Form 4. These reports were filed late due to administrative oversight.

Transactions with Related Persons

        We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

        Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2007, or any such material transactions proposed to be entered into during 2008.

Expense of Solicitation

        We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. For these services, we will pay D.F. King & Co. a fee of approximately $9,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation: Compensation Committee Report,” “Audit Related Matters: Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

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Availability of Certain Documents

        This Proxy Statement and our 2007 Annual Report to Shareholders are available, beginning April 4, 2008, at our website at http://www.omnicomgroup.com. Additionally, and in accordance with the new SEC rules, you may access our Proxy Statement at http://bnymellon.mobular.net/bnymellon/omc, which does not have “cookies” that identify visitors to the site. You also may obtain a copy of this document, our 2007 Annual Report on Form 10-K filed with the SEC, our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance, Finance and Qualified Legal Compliance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available through our website at http://www.omnicomgroup.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

        If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2007 Annual Report to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2007 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary or calling our corporate secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

        Any shareholder who wishes to present a proposal for inclusion in next year’s Proxy Statement and form of proxy must deliver the proposal to our principal executive offices no later than the close of business on December 26, 2008. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

        Our by-laws require that written notice of the proposal be provided to our corporate secretary no less than 60 days prior to the date set for the meeting, which was March 17, 2008 for the 2008 Annual Meeting. In order for a nomination or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information as to such nominee and shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director or approval of such proposal and such solicitation were one to which Rules 14a-3 to 14a-12 under the Securities Exchange Act of 1934, as amended, apply. A copy of the applicable by-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

MICHAEL J. O’BRIEN Secretary

New York, New York
April 4, 2008

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OMNICOM GROUP INC.
437 Madison Avenue • New York, New York 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2008.

The undersigned hereby appoints Randall J. Weisenburger and Michael J. O’Brien, and each of them, as proxies, each with full power of substitution, to vote all shares of common stock of Omnicom Group Inc. that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders to be held on May 16, 2008, and at any postponements or adjournments thereof, as specified on the reverse of this proxy card and in their discretion upon such other matters as may properly come before such Annual Meeting and at any postponements or adjournments thereof. Receipt of the Notice of the Meeting and the accompanying Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you if received by 11:59 p.m. Eastern Time, on Thursday, May 15, 2008. If you do not give any direction, this proxy will be voted FOR Items (1) and (2) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

If the undersigned is a participant in our employee retirement savings plan and/or our employee stock purchase plan and has Omnicom stock allocated to his or her account(s), then the undersigned directs the trustee or the administrator of the relevant plan likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated in the manner specified on the reverse of this card and in their discretion on all other matters as may properly come before the meeting. If you are such a participant and your voting instructions are not received by 11:59 p.m. Eastern Time, on Tuesday, May 13, 2008, the trustee of the employee retirement saving plan will vote your plan shares in the same proportion as it votes all other shares in the plan for which it has received timely voting instructions and the administrator of the employee stock purchase plan will not vote your shares.

Please specify your choices by marking the appropriate boxes on the REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete the reverse side and mail it or use our Internet or toll-free telephone voting system explained on the reverse side.

(Continued and to be dated and signed on the reverse side)

^ FOLD AND DETACH HERE ^

FOR INTERNET AND TELEPHONE PROXY INSTRUCTIONS, SEE REVERSE SIDE

Please mark with |X|

1. Election of Directors

01 John D. Wren
02 Bruce Crawford
03 Robert Charles Clark
04 Leonard S. Coleman, Jr.
05 Errol M. Cook
06 Susan S. Denison
07 Michael A. Henning
08 John R. Murphy
09 John R. Purcell
10 Linda Johnson Rice
11 Gary L. Roubos
		FOR ALL NOMINEES 	WITHHOLD FROM ALL NOMINEES 
FOR all, except vote WITHHELD from the following nominee(s): ______________________________________________________________
2.	Ratification of KPMG LLP as our independent auditors for 2007	FOR 	AGAINST 	ABSTAIN 

The Board of Directors recommends that you vote FOR Items 1 and 2.

Signature ___________________________ Joint Signature if held jointly ________________________ Date: ________________, 2008

Please sign exactly as your name appears on this proxy. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.

^ FOLD AND DETACH HERE ^

Dear Shareholder:

For your reference, the Proxy Statement to solicit proxies for our 2008 Annual Meeting of Shareholders and our 2007 Annual Report to Shareholders are available, beginning April 4, 2008, at our website at http://www.omnicomgroup.com. Additionally, and in accordance with the new SEC rules, you may access our Proxy Statement by following the instructions included in the Notice of Internet Availability of Proxy Materials we mailed on or about April 4, 2008.

We have established different ways to vote your shares. You may appoint your proxies to vote your shares by mailing the enclosed proxy card, or through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on Tuesday, May 13, 2008, for shares held in our employee plans and by 11:59 p.m. Eastern Time, on Thursday, May 15, 2008, for all other shares.

To vote over the Internet:

•	Log on to the Internet and go to the website: http://www.proxyvoting.com/omc
•	Have this proxy card ready
•	Follow the instructions that appear on your computer screen

To vote over the telephone:

•	On a touch-tone telephone, call 1-866-540-5760
•	Have this proxy card ready
•	Follow the recorded instructions

Your Internet or telephone authorization allows the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you elect to appoint your proxies by Internet or by telephone, you do NOT need to mail back your proxy card.